SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

CENIT Bancorp, Inc.
----------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies.

       ---------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies.

       ---------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ---------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       ---------------------------------------------------------------
    5) Total fee paid:

       ---------------------------------------------------------------

 / / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ---------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       ---------------------------------------------------------------

    3) Filing Party:

       ---------------------------------------------------------------

    4) Date Filed:

       ---------------------------------------------------------------

CENIT Bancorp, Inc.                                     Michael S. Ives
Corporate Offices                                       President and
225 West Olney Road                                     Chief Executive Officer
Norfolk, Virginia 23510
(757) 446-6678



                                                            CENIT BANCORP, INC.

March 31, 1997



Dear Fellow Stockholder:

     As a stockholder of CENIT Bancorp, Inc. ("CENIT"), you may have received proxy solicitation materials from Mid-Atlantic Investors ("Mid-Atlantic"). The Mid-Atlantic solicitation seeks your proxies for the election of directors of CENIT and in favor of a resolution that Mid-Atlantic may present at the 1997 Annual Meeting on April 23, 1997.

            DO NOT SIGN OR RETURN MID-ATLANTIC'S GREEN PROXY CARD --
                              SIMPLY THROW IT AWAY

                 INFORMATION ABOUT OUR PREVIOUS WHITE PROXY CARD

     In our proxy statement dated March 17, 1997, which included CENIT's original White proxy card, we asked for your authority to vote your shares in the discretion of the Board of Directors as to any matters that might come before the Annual Meeting. Mid-Atlantic has withdrawn three of the four possible proposals that were mentioned in our proxy statement, and CENIT would now like to make clear that if Mid-Atlantic's remaining proposal is brought before the Annual Meeting, the Board of Directors' proxy holders will vote their discretionary authority granted pursuant to the White proxy cards AGAINST Mid-Atlantic's proposal.

     IF YOU WANT YOUR SHARES TO BE VOTED FOR CENIT'S NOMINEES AND AGAINST THE MID-ATLANTIC PROPOSAL, AND YOU HAVE ALREADY RETURNED OUR WHITE CARD BUT NOT MID-ATLANTIC'S GREEN CARD, THEN YOU NEED TO DO NOTHING FURTHER. In that case, your shares will be voted as you have directed with regard to the election of directors and AGAINST the Mid-Atlantic proposal. If you do not wish your shares voted AGAINST the Mid-Atlantic proposal, you must execute and return a new proxy card indicating your preference (please see below for further voting instructions).

     THE BOARD OF DIRECTORS' REASONS FOR SUPPORTING CENIT'S NOMINEES FOR THE
                               BOARD OF DIRECTORS

     The four nominees to the Board of Directors of CENIT proposed by CENIT are Messrs. David L. Bernd, Patrick E. Corbin, John A. Tilhou and David R. Tynch. Each nominee is presently a director of CENIT, and has substantial experience as a member of the Board of Directors of CENIT or one of its predecessor institutions. The qualifications, business background and other information regarding each of these directors are contained in CENIT's March 17, 1997 proxy statement. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF ITS NOMINEES TO THE BOARD OF DIRECTORS.

March 31, 1997
Page 2

     Mid-Atlantic proposes three alternative nominees, none of whom presently serve as a director of CENIT. After CENIT received notice from Mid-Atlantic of the possibility that Mid-Atlantic would nominate individuals to the Board of Directors, CENIT invited each of the Mid-Atlantic nominees to meet with the Nominating Committee of the Board of Directors for an interview. On the day prior to the scheduled meeting, a representative of Mid-Atlantic contacted CENIT and advised us that none of their nominees would be allowed to meet with the Nominating Committee. CENIT never heard from any of the three nominees directly. For this reason, the Nominating Committee was unable to consider the qualifications, experience or independence of any of the Mid-Atlantic nominees.

     The Board of Directors believes that the election of any of the Mid-Atlantic nominees would have the potential to destabilize CENIT. These nominees have been hand-picked by Mid-Atlantic, and Mid-Atlantic has such control over their actions that they were not even allowed to meet with CENIT's Nominating Committee. The Board of Directors believes that the stockholders should return to the Board the four individuals proposed by CENIT, who have served CENIT well, who add value to our company because of their business experience and community prominence, and who have contributed greatly to the success that CENIT has enjoyed in recent years.

                  THE BOARD OF DIRECTORS' REASONS FOR OPPOSING
                             MID-ATLANTIC'S PROPOSAL

     Mid-Atlantic's proposal asks the stockholders to express their desire that the Board of Directors of CENIT engage an investment banker to determine CENIT's present value as an independent concern, as well as the value that would be likely to be obtained from a sale of CENIT, and to publicly report the conclusions of the investment banker to CENIT's stockholders within six months. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST MID-ATLANTIC'S PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that CENIT's current strategies to build stockholder value by pursuing strategic expansions of CENIT's franchise and services are in the best interests of CENIT and its stockholders. The proposal by Mid-Atlantic to direct the Board to publicly advertise valuations of CENIT would not allow CENIT to realize any future benefits from recent strategic initiatives. The Board of Directors believes that a publicly-disclosed valuation of CENIT would simply result in a forced auction of CENIT, and Mid-Atlantic's proxy statement makes clear that an immediate sale of CENIT is the goal of this resolution. The Board of Directors considers this proposal a tactic designed to pressure the directors to abandon their fiduciary duties by placing CENIT "in play" now without considering other alternatives that could result in better long-term results. The Board of Directors cannot and will not abdicate its fiduciary obligations to act in the stockholders' best interests simply to satisfy Mid-Atlantic's demands for limited, short-term gain.

     CENIT regularly consults investment advisors and others with regard to CENIT's strategic plans, and if an appropriate strategic opportunity arises that the Board of Directors believes will be in the best interests of the stockholders, CENIT retains the flexibility to act on such opportunities.

     The approval of this proposal by Mid-Atlantic will require the affirmative vote of a majority of votes cast by the holders of Common Stock who are present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes and abstentions will not be included in vote totals and will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST MID-ATLANTIC'S PROPOSAL.

March 31, 1997
Page 3



                               VOTING INSTRUCTIONS

     If you have already returned CENIT's White proxy card, and no others: If you have previously signed, dated and returned a White proxy card conferring discretionary authority on CENIT's proxy holders, and you have not executed any later dated proxies, and you wish to vote your shares AGAINST the Mid-Atlantic proposal as the Board of Directors recommends, DO NOTHING. Your previously submitted proxy card will be voted AGAINST the Mid-Atlantic proposal and FOR CENIT's nominees.

     If you have previously submitted a White proxy card, and you have not executed any later-dated proxies, and YOU WOULD LIKE TO REVOKE THE DISCRETIONARY AUTHORITY TO VOTE AGAINST THE MID-ATLANTIC PROPOSAL conferred by that White card, you may complete, sign, date and return the accompanying White proxy card. INDICATE YOUR PREFERENCE as to the Mid-Atlantic proposal.

     If you have returned Mid-Atlantic's Green proxy card, but now wish to change your mind: If you have executed and returned a Green Mid-Atlantic proxy card, either without executing a White proxy card or after executing a White proxy card, and marked the intention to vote for the Mid-Atlantic director nominees or for the Mid-Atlantic proposal, and you would like to change any of your votes, please complete, sign, date and return the accompanying White proxy card and indicate your voting preferences.

     If you have not yet returned any proxy cards:  If you have not executed and
returned  any  proxy  cards,   please  complete,   sign,  date  and  return  the
accompanying White proxy card. Mark your preferences for each matter.

     EXECUTED BUT UNMARKED WHITE PROXY CARDS WILL BE VOTED ACCORDING TO THE BOARD OF DIRECTORS' RECOMMENDATIONS AS TO EACH ITEM FOR WHICH NO PREFERENCE IS MARKED. IN ADDITION, UNLESS YOU INDICATE OTHERWISE, EXECUTED WHITE PROXY CARDS WILL BE VOTED AGAINST THE MID-ATLANTIC PROPOSAL AND IN THE DISCRETION OF PROXY HOLDERS AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

     The accompanying proxy is solicited by the Board of Directors of CENIT for use at the Annual Meeting to be held on April 23, 1997 and at any adjournment thereof. You may revoke it any time by prior to its use by duly executing a later proxy, or by written communication to the Secretary of CENIT. Executing a proxy will not prevent a stockholder from voting in person at the Annual Meeting as to any matter brought before the Annual Meeting as to which stockholders are entitled to vote. Properly executed proxies not revoked will be voted according to the instructions thereon at the Annual Meeting or at any adjournment thereof.

                             SOLICITATION OF PROXIES

     The cost of CENIT's proxy solicitation will be borne by CENIT. CENIT has engaged Georgeson & Company to assist it in its proxy solicitations regarding the Annual Meeting. Georgeson & Company will perform these solicitations at an anticipated cost of approximately $25,000 plus expenses. In addition, CENIT estimates that it will spend an additional $95,000 in furtherance of or in connection with its solicitations. CENIT's total expenditures to date in furtherance of, or in connection with the solicitation of stockholders are $39,991. These costs do not include amounts normally expended by CENIT for a solicitation for an election of directors in the absence of a contest or costs represented by salaries and wages of regular employees and officers. Proxies may also be solicited personally or by telephone, fax, or telegraph by directors, officers, regular employees and agents of CENIT, CENIT Bank, FSB or Princess Anne Bank without additional compensation. CENIT and/or Georgeson & Company will also request persons, firms and corporations holding shares in their names, or the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so. CENIT and/or Georgeson & Co. may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

March 31, 1997
Page 4



                                      OTHER

     PLEASE REFER TO OUR ORIGINAL NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF MARCH 17, 1997, WHICH IS INCORPORATED HEREIN BY REFERENCE IN ITS ENTIRETY, FOR INFORMATION REGARDING VOTING PROCEDURES, OUTSTANDING SECURITIES, ELECTION OF DIRECTORS, SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVES, AND OTHER MATTERS.

     We urge you to take the proper steps, according to the instructions above, to ensure your shares are voted according to your wishes.

     You are welcome to attend the Annual Meeting on April 23, 1997 and vote in person for or against any matter that may be presented, regardless of any proxies you may or may not have executed beforehand.

     Thank you for your continued support of CENIT.

                                          Sincerely,



                                          Michael S. Ives,
                                          President and Chief Executive Officer

CENIT BANCORP, INC.                                            REVOCABLE PROXY
-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CENIT BANCORP, INC., FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 1997 AND ANY ADJOURNMENT THEREOF.

     The undersigned hereby appoints the Board of Directors of CENIT Bancorp, Inc. (the "Company"), or any of them, as proxy, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders (the "Meeting"), and at any adjournment or adjournments thereof, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present on the matters referred to on the reverse side in the manner specified. The undersigned hereby revokes all proxies heretofore given by the undersigned related to the Meeting.

     THIS PROXY, IF EXECUTED, WILL BE VOTED AS DIRECTED, BUT, IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL 1 AND AGAINST PROPOSAL 2. PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY MUST BE RECEIVED BY THE COMPANY NO LATER THAN APRIL 23, 1997.

     This Proxy is revocable and the undersigned may revoke it at any time prior to the Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a duly executed proxy bearing a later date. Should the undersigned be present and wish to vote in person at the Meeting, or any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the Meeting.

                  (Continued and to be signed on reverse side)

             PLEASE MARK
             YOUR VOTES AS
    [X]      INDICATED IN
             THIS EXAMPLE

                        THE BOARD OF DIRECTORS RECOMMENDS
                             A VOTE FOR PROPOSAL 1.

           FOR
    (EXCEPT AS MARKED          WITHHOLD
     TO THE CONTRARY)         AUTHORITY

           [ ]                   [ ]

 (1) Election of Directors of all nominees listed
     David L. Bernd, Patrick E. Corbin, John A. Tilhou, David R. Tynch

 INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name on the line provided below.

              ----------------------------------------------------


                       THE BOARD OF DIRECTORS RECOMMENDS
                           A VOTE AGAINST PROPOSAL 2.

           FOR                 AGAINST               ABSTAIN

           [ ]                   [ ]                    [ ]

(2) RESOLVED that it is the desire of the shareholders that the Board of Directors promptly engage an investment banker to determine the present value of the Company if it remains independent as well as the value that would be likely to be obtained from a sale of the Company, and report the conclusions of the investment banker to the shareholders within six months.


(3) To vote, in its discretion, upon any other matters that may properly come before the Meeting or any adjournment thereof.

                  Dated: _________________________________ , 1997


                  _______________________________________________
                                   Signature

                  _______________________________________________
                                   Signature

                  Please sign your name exactly as it appears hereon. Joint accounts need only one signature, but all accountholders should sign if possible. When signing as an administrator, agent, corporation officer, executor, trustee, guardian or similar position or under a power of attorney, please add your full title to your signature. PLEASE RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CENIT Bancorp, Inc.
Corporate Offices
225 West Olney Road
Norfolk, Virginia 23510
(757) 446-6678

                                                            CENIT BANCORP, INC.


                       PROTECT THE LONG-TERM VALUE OF YOUR
                                   INVESTMENT

                       DO NOT BE FOOLED BY MID-ATLANTIC'S
                              SHORT-SIGHTED VIEW OF
                 CENIT BANCORP'S ACCOMPLISHMENTS AND ITS FUTURE


                    PLEASE SIGN, DATE AND RETURN THE ENCLOSED
                             WHITE PROXY CARD TODAY!


March 31, 1997


Dear Fellow Stockholder:

     As I have previously written to you, the Annual Meeting of CENIT Bancorp will be held on April 23, 1997. For your convenience, enclosed is a new WHITE proxy card and postage paid return envelope, together with a supplement to our proxy statement dated March 17, 1997. I strongly urge you to protect your interests by signing, dating, and returning the WHITE proxy card today.

     You may soon receive proxy material from a group called Mid-Atlantic Investors seeking your support to elect their representatives to the CENIT Board of Directors. Mid-Atlantic's only goal is to force the immediate sale of your Company. We strongly disagree with both Mid-Atlantic's goals and its methods. Putting CENIT "on the block" in such a fashion would deprive you of the long-term value of your investment. Remember, your Board is committed to acting in the best interests of CENIT and all its stockholders; Mid-Atlantic is committed to acting only in its own interest - not yours.

     Your Board and management have adopted strategies which have been extremely successful in building stockholder value for the past five years. The market price of our Common Stock has increased at an average annual rate of 31.3% per year. CENIT's performance compares favorably both to the S&P 500 Index and to the CRSP Index for the NASDAQ Stock Market. The following charts demonstrate the success of

CENIT's business strategy as revealed in stock price and dividend payments, the two key measures of investor return:

                             Cumulative Total Return

                                8/06/92 - 2/28/97

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                       Nasdaq Stock Market
              CENIT Bancorp              (U.S. Companies)           S&P 500
              -------------              ----------------           -------
8/06/92           100.000                   100.000                 100.000

11/30/92          117.308                   114.115                 103.658

2/28/93           123.077                   117.144                 107.237

5/31/93           121.825                   122.283                 109.631

8/31/93           149.674                   129.351                 113.571

11/30/93          165.893                   132.135                 113.895

2/28/94           174.410                   138.633                 115.956

5/31/94           190.839                   128.731                 114.199

8/31/94           207.287                   134.636                 119.750

11/30/94          178.203                   132.389                 115.163

2/28/95           224.639                   140.565                 124.586

5/31/95           281.049                   153.137                 137.270

8/31/95           299.753                   181.317                 145.735

11/30/95          299.753                   188.754                 157.993

2/29/96           280.604                   195.867                 168.148

5/31/96           286.312                   222.597                 176.619

8/31/96           290.131                   204.477                 173.189

11/30/96          328.765                   231.163                 202.273

2/28/97           369.628                   233.837                 212.403

                                  CENIT Bancorp

                            Dividends Paid Per Share

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      1994          1995           1996
                      ----          ----           ----
                     $0.36         $0.40          $0.75

     We are confident our strategies will continue to be successful in the future. We intend to continue this record of success and we are excited about the prospects for continued growth in the value of CENIT. We have implemented a plan to create real value instead of short-term gains, and we believe CENIT is poised to realize even greater benefits of these and other initiatives:

- Expansion - During 1996, CENIT acquired approximately $68 million of deposits in our local markets from another institution, continuing our plan of growing CENIT's community banking franchise in the local market.

- CENIT earned more than $5 million, or $3.00 per share, in 1996, exclusive of a one-time deposit insurance assessment mandated by Congress. In 1997,

     CENIT will enjoy the full benefit of substantially lower deposit insurance rates.

- The total assets of the Company grew almost 11% in 1996 to $707.1 million at December 31, 1996.

-    Loans held for investment increased more than 32% in 1996.

- New loan programs resulted in an increase of almost 44% in our home equity and second mortgage loan portfolios during the last nine months of 1996.

-    In 1996, CENIT refurbished two branches acquired from another  institution,
     expanded  our  exciting   Super  Kmart   initiative   by  opening   another
     "supercenter" office, and added seven ATMs.

- Merchant credit card processing continues to improve. In 1996 alone, gross fees from this business increased by 47% and the number of merchant accounts increased by almost 36%.

- Technological advances are enabling us to become more competitive with larger banks in many areas without incurring substantial additional overhead or costs.

     We are convinced that our strategic vision of a community bank with a strong local identity, with all the customer services and conveniences available through well-trained and highly-qualified employees equipped with up-to-date technology, can achieve solid growth and superior investment return for investors.


                                DO NOT BE MISLED
               BY MID-ATLANTIC AND ITS SCHEME TO SELL THE COMPANY
                                   PREMATURELY


     Mid-Atlantic's quick sale scheme asks you to forego the full returns from investments CENIT has already made. Mid-Atlantic is only interested in short-term profits for itself, not in maximizing long-term value for all stockholders.

     Mid-Atlantic's candidates - all of whom we believe were found for Mid-Atlantic by a local stockbroker - have no experience in the banking industry, could not bring new value or resources to the Board, and could not effectively represent the interests of all of CENIT's stockholders.

     We invited all three candidates to meet with our Board's Nominating Committee so we could meet them and consider their qualifications. Mid-Atlantic, which apparently controls their actions, told us that they would not allow them to come.

     In contrast, CENIT's Board nominees bring to your company years of business and banking experience, local prominence, close ties to the community and CENIT's existing and potential customers, and proven experience with CENIT and its predecessor institutions.

                    PROTECT YOUR INVESTMENT IN CENIT'S FUTURE

     A forced quick sale is never the best way to get the highest price. Yet this is exactly what Mid-Atlantic is pushing for by proposing to hire an investment bank to hang a price-tag on your Company. This would eliminate any leverage we might have to get a premium price based on the present value and future prospects of CENIT.

     We urge you to reject Mid-Atlantic's attempts to seize control of your Company. Discard any Green proxy card from Mid-Atlantic. Protect your investment in CENIT's future by signing, dating and returning the enclosed WHITE proxy card today.

     Even if you have already returned a proxy card, you can vote by signing, dating and returning the enclosed WHITE proxy card. However, only your latest dated proxy card counts.

     Thank you for your continuing support.

                                        On behalf of the Board of Directors,



                                        Michael S. Ives
                                        President and Chief Executive Officer



               If your shares of Common Stock are held in the name
                   of a bank or brokerage firm, only that firm
                    can execute a proxy card on your behalf.
             Please contact the person responsible for your account
            and give instructions for a WHITE proxy card to be voted
                     FOR Proposal 1 and AGAINST Proposal 2.

     If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                            GEORGESON & COMPANY INC.
                                WALL STREET PLAZA
                               NEW YORK, NY 10005
                           TOLL-FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800

                       Internet: http://www.georgeson.com